Exhibit 10.1

SUSQUEHANNA BANCSHARES, INC

SUMMARY OF TERMS FOR EMPLOYMENT AGREEMENT

FOR EDDIE L. DUNKLEBARGER

Summary of terms of employment of Eddie L. Dunklebarger (the “Executive”) by Susquehanna Bancshares, Inc. (the “Parent”) as of the Closing Date of the Merger:

Termination of Company Employment Agreement

The Executive’s existing Employment Agreement with Community Banks, Inc. (the “Company”) shall terminate as of the Closing Date. The Parent will pay the Executive $1,690,000 in consideration of the termination of the Company Employment Agreement. Payment of such amount shall be made in accordance with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

The “parachute tax” gross up provision of Section 8 of the existing Employment Agreement shall apply with respect to any excise tax imposed on the Executive under section 4999 of the Code as a result of the Merger.

The parachute tax gross up provision under the new Parent Employment Agreement described below shall apply only with respect to amounts payable in connection with a Change in Control of Parent, and shall not apply in the absence of a Change in Control of Parent.

The Executive shall be responsible for any tax imposed under section 409A of the Code, and in no event shall the Company or Parent have any liability with respect to any tax under section 409A of the Code.

New Parent Employment Agreement

The Executive and the Parent will enter into a new evergreen three-year Employment Agreement as of the Closing Date (such that the terms is at all times for three years), which will include the non-competition and non-solicitation covenants described below. The Employment Agreement will be based on the standard Parent employment agreement for executives of Parent with the title of Executive Vice President, but with the terms described below.

The Employment Agreement will specifically confirm:

•

Parent assumption of any continuing obligations to the Executive under the Survivor Income Agreement, including the Split Dollar Addendum referenced in the Company Employment Agreement and the Amended and Restated Salary Continuation Agreement referenced in the Company Employment Agreement. Parent will agree not to take any actions to accelerate the timing of payments under the Amended and Restated Salary Continuation Agreement prior to Executive’s attaining age 65, absent Executive’s consent; and

•	Parent’s obligation to, in all events, continue health benefits until age 65 (whether through active employee coverage, continuation after termination of employment, or payments in lieu of coverage).

Position

Vice Chairman of the Board of Directors and an executive management position with Parent. The specific duties and responsibilities will be agreed upon by the Parent and the Executive commensurate with the Executive’s position, and will be included in the Employment Agreement.

Term of Employment Agreement	Commencing on the Closing Date, three year evergreen; the Employment Agreement renews daily such that the term of the Employment Agreement is at all times three years.

Base Salary

$400,000. The Board of Directors will consider merit-based increases annually commencing second full year of employment. Annual base salary cannot be decreased below then current level, including as it may be increased from time to time during the term.

Annual Bonus

The Executive shall participate in the executive incentive plan as applicable to other senior executive employees; bonuses under the plan are discretionary by Parent Board of Directors or its designee.

Benefits

Participation in the Parent’s health, life, disability, retirement, incentive and other benefit plans as applicable to other senior executive employees, and provision of perquisites (club memberships and car) as available to other senior executive employees, subject in all respects to the terms of the applicable plans and policies of Parent as in effect from time to time.

Reimbursement of expenses in accordance with the Parent’s reimbursement policy, subject to presentation of proper documentation.

Vacation according to Parent vacation policy.

Termination without Cause or Resignation due to Adverse Change

If, after the Closing Date, the Executive’s employment is terminated by the Parent without Cause (as defined in the Parent’s standard employment agreement) or by the Executive due to Adverse Change (as defined in the Parent’s standard employment agreement) and the Executive does not continue as a director of the Parent, the Executive shall receive the following severance compensation, subject to execution (and non-revocation) of a release:

•	Payment of 3 times average annual salary and bonus (based on the prior three calendar years), in installments in accordance with the Parent’s normal payroll practices.

•

If the Executive participates in a Parent defined benefit plan, the benefit that would have been earned under the defined benefit plan had the Executive remained employed for the remainder of the term of the Employment Agreement.

•	A monthly payment equal to 150% of the Company’s actual premium cost of group term life insurance for the remainder of the term of the Employment Agreement.

•	Group health benefits until the Executive’s attainment of age 65 (through active employee coverage, continuation after termination of employment, or payments in lieu of coverage) as described above.

The payments are subject to a six month delay if required under section 409A of the Internal Revenue Code.

If the Executive continues as a director of Parent after termination of employment, none of the foregoing payments shall be made.

Termination six months after Closing

The Executive may elect to terminate employment during the 30 day period beginning six months after the Closing Date for any reason other than Cause, in which case the Executive shall receive the severance compensation described above with respect to a “Termination without Cause” upon execution (and non-revocation) of a release, provided the Executive resigns as a director.

If the Executive continues as a director of Parent, none of the foregoing payments shall be made.

Other Termination	No severance benefits.

Non-competition, non-solicitation and other covenants

The Executive agrees to execute the Restrictive Covenants Agreement (in the form attached) containing non-competition, non-solicitation (of employees and customers), intellectual property, confidentiality and non-disparagement covenants that are effective on the Closing Date. The non-competition and non-solicitation covenants will be effective for a three year period after the Executive’s termination of employment for any reason (or, if the Executive terminates employment at or before the Closing Date, for a three year period following the Closing Date). The covenants shall apply without regard to whether the Executive enters into the new Parent Employment Agreement as of the Closing Date.

If the Executive does not enter into the new Parent Employment Agreement as of the Closing Date, if the Executive’s employment with the Company terminates without Cause on or before the Closing Date, and if the Executive does not become a director of the Parent, the Parent will pay the Executive $1,200,000 in bi-weekly installments over the three-year non-competition period. The foregoing payment will not be made if the Executive’s employment with the Company is terminated for Cause or if the Executive serves as a director of the Parent following the Closing Date.

The new Parent Employment Agreement will include the foregoing covenants. The non-competition and non-solicitation covenants will apply during the period of the Executive’s employment with the Parent and will continue for the three year period following the Executive’s date of termination for any reason.

Change in Control of Parent	In the event of a Change in Control (as defined in the Parent’s standard employment agreement) of Parent:

•	The Executive will become fully vested in his outstanding incentive awards, which will be paid at target levels.

•

If the Executive is participating in a defined benefit plan, the Executive will accrue an additional non-qualified pension benefit as if the Executive had remained employed for three years after the Change in Control.

•	The non-competition and non-solicitation periods shall extend to the third anniversary of the Change in Control.

•	The Executive will remain available for transition services for two years after termination of employment.

Excise Tax	The Employment Agreement will contain a conditional parachute tax gross up provision, which shall apply with respect to amounts payable in connection with a Change in Control of Parent.

Indemnity	Indemnification provisions as in the Parent’s standard employment agreement.

Preemptive Considerations

Provisions addressing suspension, prohibition or removal of the Executive from participating in the Parent’s affairs pursuant to the Federal Deposit Insurance Act, as in the Parent’s standard employment agreement.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Term Sheet the day and year first above written.

SUSQUEHANNA BANCSHARES, INC.

Attest:	/s/ Lisa M. Cavage	By:	/s/ Edward Balderston, Jr.
Secretary		Edward Balderston, Jr. Executive Vice President

EMPLOYEE
Witness:

/s/ Timothy A. Hoy		/s/ Eddie L. Dunklebarger		(Seal)
Name: Timothy A. Hoy		Eddie L. Dunklebarger